Exhibit 10.1

Non-employee Director Compensation Program

On June 5, 2008, the Board of Directors of Acusphere, Inc. (the “Company”) amended its non-employee director compensation program .

As amended, the Company’s non-employee director compensation program is as follows:

Non-employee directors receive an annual retainer for board membership of $20,000 and an annual retainer for each committee membership of $5,000, in each case payable quarterly. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the board of directors (or any committee thereof) during any calendar year.  Non-employee directors also receive a fee of $2,000 for each board or committee meeting attended in person and a fee of $600 for each board or committee meeting attended via telephone conference call, provided that the cumulative amount of such meeting fees shall not exceed $2,000 per day. Non-employee directors may elect to receive their annual retainers in the form of cash or shares of our common stock with any such issuances of our common stock based on the closing price of our common stock on the Nasdaq Global Market (or other applicable securities exchange or trading market) on the date of issuance.

In addition, each non-employee director will receive on an annual basis an option to purchase 47,500 shares of our common stock, in each case effective immediately following our annual meeting of stockholders. These options will vest in equal monthly installments over a one year period based upon continued service on the board of directors. Upon their initial election or appointment to the Board of Directors, non-employee directors receive an option to purchase 84,000 shares of our common stock, subject to vesting in equal monthly installments over a four year period based upon continued service on the board of directors.

In addition, (i) the chairperson of the compensation committee will receive on an annual basis on option to purchase 7,500 shares of our common stock, (ii) the chairperson of the nominating and corporate governance committee will receive on an annual basis an option to purchase 6,000 shares of our common stock, (iii) the chairperson of the audit committee will receive an option to purchase 12,000 shares of our common stock, and (iv) the presiding director of the board of directors will receive on an annual basis an option to purchase 15,000 shares of our common stock. Each of the foregoing options will vest in equal monthly installments over a one year period based upon continued service on the board of directors.

All directors will reimbursed for out-of-pocket expenses incurred on our behalf, and all of the directors are eligible to participate in the 2003 Stock Option and Incentive Plan and Amended and Restated 2005 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board of Directors.